Exhibit 10.3

H.B. FULLER COMPANY

PERFORMANCE SHARE AWARD AGREEMENT
(Under the Third Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan)

THIS AGREEMENT, dated as of ____________, 20__ (the "Grant Date"), is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and _____________, an employee of the Company or an affiliate of the Company (“Participant”).

WHEREAS, the Company, pursuant to the Third Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan (the “Plan”), wishes to award to the Participant a Performance Share Award representing the right to receive shares (“Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Performance Share Award Agreement and the Plan;

WHEREAS, the Participant’s rights to receive Shares of Common Stock hereunder are sometimes referred to as “Restricted Stock Units” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.     Performance Share Award. The Company, effective as of the Grant Date, hereby grants to the Participant a Performance Share Award representing the right to receive a specified number of Shares of Common Stock as set forth below and subject to the terms and conditions set forth in this Agreement and the Plan:

(a)    ______ Target Number of Shares Subject to Award. The Target Number shall consist of one (1) tranche (the “tranche”). The number of Shares payable with respect to the tranche ranges from a maximum number of Shares equal to 200% of the tranche to a potential for a -0- payout in the event the threshold level of performance for the Tranche is not achieved (see Exhibit A).

(b)    The Performance Period(s) and Vesting Date(s)(s) for purposes of determining whether, and the extent to which, Shares of Common Stock within the tranche become payable hereunder shall be:

Performance Period	Tranche	Vesting Date

______________, 20_____ – ___________, 20_____	100%	third (3rd) anniversary
		date of the Grant Date

The performance goal(s) for purposes of determining whether, and the extent to which, the Shares of Common Stock will be paid are set forth in Exhibit A to this Agreement, which Exhibit is made a part of this Agreement.

2.     Rights of Participant with Respect to the Restricted Stock Units.

(a)    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a shareholder of Common Stock. The rights of the Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.

(b)    Dividend Equivalents. As long as the Participant holds Restricted Stock Units granted pursuant to this Agreement on the applicable record date, the Company shall credit to the Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to the Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which the dividend equivalents were credited are forfeited.

(c)    Issuance of Shares; Conversion of Restricted Stock Units. No Shares of Common Stock shall be issued to the Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 1 or Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 1 or Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, Shares of Common Stock registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be. In no event shall issuance of Shares occur more than ninety (90) days after the applicable vesting date. The value of any fractional Restricted Stock Unit shall be cancelled at the time certificated or uncertificated shares are delivered to the Participant in payment of the Restricted Stock Units and any Additional Restricted Stock Units.

3.    Vesting; Forfeiture.

(a)    Termination of Employment. In the event that the Participant’s employment with the Company and all Affiliates is terminated prior to the Vesting Date, the Participant’s right to receive any Shares (including the right to receive any Shares relating to Additional Restricted Stock Units) shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(i)	the Participant’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code);

(ii)	the Participant’s death; or

(iii)	the Participant’s retirement (as defined below in Section 3(c) below).

 For avoidance of doubt, if the Participant is employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of the Company, the Participant shall incur a termination of employment by the Company and all Affiliates of the Company under this Agreement.

(b)    Early Vesting on Death or Disability. In the event the Participant dies or becomes permanently disabled prior to the commencement or completion of a Performance Period, or after completion of a Performance Period but prior to the Vesting Date, then the Participant or the Participant’s estate shall be entitled to receive a payment of the Shares of Common Stock based on, and assuming that, performance would be achieved at the target level for the Performance Period, as set forth in Exhibit A to this Agreement. Such payment shall be made as soon as administratively feasible (but in no event more than ninety (90) days) following the Participant’s death or permanent disability, as applicable. If a payment is made pursuant to this Section 3(b), no payment shall be made pursuant to Section 1 of this Agreement.

(c)    Retirement. In the event the Participant retires prior to the commencement or completion of a Performance Period or prior to the Vesting Date, as long as such retirement is at least 180 days after the Grant Date, then the Participant’s rights under the Performance Award shall remain outstanding as if the Participant had remained employed for the duration of the Performance Period and through the Vesting Date. The Participant shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 1 based on actual performance achieved. For purposes of this Section 3, “retirement” shall mean the voluntary or involuntary termination of the Participant’s employment for any reason other than Cause, Disability or death, after the Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate of the Company, and has attained age 55, so long as the Participant has at all times that Restricted Stock Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant.

(d)    Change in Control. Notwithstanding the foregoing provisions of this Agreement, but subject to the other terms and conditions set forth herein, in the event that a Change in Control of the Company occurs prior to the Vesting Date, and the Participant incurs a Qualifying Termination of Employment during the Protected Period, the Participant shall be entitled to receive a payment of the Shares of Common Stock based on, and assuming that, performance would have been achieved at the target level for the Performance Period, as set forth in Exhibit A to this Agreement. Such payment shall be made promptly following the date of the Qualifying Termination of Employment. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(i)

a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the Company then outstanding;

(ii)

the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(iii)

the approval of the shareholders of the Company, and consummation, of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(iv)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

For purposes of this Section 3(d), “voting power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

If a payment is made pursuant to this Section 3(d), no payment shall be made pursuant to Section 1 of this Agreement. Notwithstanding the foregoing, if any payment due under this Section 3(d) is deferred compensation subject to Section 409A of the Code, any payment made on account of the Participant’s termination of employment (other than a Disability) shall not be made unless such termination of employment constitutes the Participant’s separation from service, and such payment shall be subject to any additional required delay under Section 9(a).

For the purposes of this Agreement, a “Qualifying Termination of Employment” shall mean either (i) an involuntary termination of employment by the Company or an Affiliate other than for Cause or Disability during the Protected Period; or (ii) a voluntary resignation by the Participant for Good Reason during the Protected Period.

(e)    For purposes of this Agreement, “Protected Period” means the 24-month period beginning on and immediately following each and every Change in Control. “Cause” means any act by the Participant that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Participant. “Disability” means disabled within the meaning of Section 409A(a)(2)(C)(i) of the Code. “Good Reason” shall mean the occurrence of any of the following events, in each case, after the Participant has provided written notice to the Company within 60 days of the occurrence of such event and the Company has failed to cure the cause of such event within 60 days after the date of such written notice (and the Participant terminates employment within 60 days of the expiration of such cure period), except for the occurrence of such an event in connection with the termination or reassignment of the Participant’s employment by the Company or an Affiliate for Cause or for Disability:

(i)

a material change in the Participant’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting similarly situated executives of the Company); or

(ii)

a significant diminution in the Participant’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Participant reports, in and of itself, would not constitute diminution; or

(iii)	a change of the Participant’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

4.    Restrictions on Transfer. The Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of the Participant. Each right under this Agreement shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s legal representative. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.    Income Tax Matters. In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. Upon vesting of the Restricted Stock Units and the lapse of the restrictions with respect to the Restricted Stock Units under the terms of this Award Agreement, the Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions. Unless the Company receives an irrevocable written instruction, addressed to the attention of the Secretary of the Company, from the Participant prior to the date that the Restricted Stock Units vest and the restrictions lapse, the Company shall automatically withhold as payment the number of Shares of Common Stock, determined by the Fair Market Value, required to pay the applicable withholding taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required under ASC Topic 718).

6.    Securities Matters. No Shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of these Restricted Stock Units and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Recovery Policy and any other clawback or compensation recovery policies the Company may adopt in the future.

7.    Tax Consequences. The Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. The Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Restricted Stock Units or the Participant’s other compensation.

8.    Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Restricted Stock Units.

9.    General Provisions.

(a)    Section 409A. Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)

For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(ii)	For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(iii)

To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(iv)

The rules of section 409A of the Code shall apply to this Agreement, and this Agreement shall be construed and administered accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Agreement or on account of any failure to comply with any section of the Code.

(b)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(c)    No Right to Employment. The grant of the Restricted Stock Units shall not be construed as giving the Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(f)    Venue and Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement. For purposes of any action, lawsuit or other proceedings brought to enforce the Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, and no other courts, where this grant is made and/or to be performed.

(g)    Addendum. Notwithstanding the provisions of this Agreement, the award shall be subject to any additional terms and conditions for the Participant’s country set forth in the Addendum to this Agreement. To the extent any provision in the Addendum is inconsistent with a provision in the body of this Agreement, the provision in the Addendum shall prevail. Moreover, if the Participant relocates and / or becomes subject to the laws, rules, or regulations of to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY
By:

Participant

Date:

Exhibit A

Performance Goals for the Performance Period

_____________, 20__ – ____________, 20__: ___%

Metric is a 3-year average of annual ROIC. Each year’s ROIC will be calculated according to the formula below and subject to adjustments for acquisitions, and those calculations will be averaged and assessed relative to the predetermined goal and range noted in the table below.

ROIC Performance	Payout (as % of Target)
Target + 2% [Superior]	200%
Target + 1.5%	175%
Target + 1%	150%
Target + 0.5%	125%
Target	100%
Target – 1%	75%
Target - 2% [Threshold]	50%
Less than threshold	0%

Performance between threshold and target and target and superior will be calculated on a pro rata basis. The level of achievement of the performance goal shall be determined by the Compensation Committee of the Board of Directors of the Company.

Definition of ROIC:

NOPAT1

(Short-Term Debt + Long-Term Debt + Total Equity - Cash)2

Acquisitions will be treated as follows:

Timing	All Acquisitions
Year zero	For deals made Q1-Q4. Remove OI, purchase price and A&D
Year 1 (1st full year)	Remove OI, purchase price and A&D
Year 2 (2nd full year)	Remove OI, purchase price and A&D
Year 3 (3rd full year)	Include OI and purchase price
Year 4 (4th full year)	Include OI, purchase price and A&D

ROIC will be adjusted for divestitures based on timing and relevant impact.

1 NOPAT = (Gross Profit – SG&A Expense + Other Income (Expense), net) * (1-Effective Tax Rate) + Income from Equity Investments

Includes adjustments as publicly disclosed in the Company’s quarterly earnings release. Also includes adjustments for any change in GAAP or in the application thereof that has occurred since the grant date.

Effective tax rate defined as (Adjusted Tax Expense / Adjusted Pretax Earnings)

2 End-of-year metrics. Denominator also includes redeemable non-controlling interest

H.B. FULLER COMPANY

ADDENDUM TO PERFORMANCE SHARE AWARD AGREEMENT

This Addendum contains additional or different terms and conditions that govern the Participant’s Restricted Stock Units if the Participant is based outside of the United States. The terms and conditions in Part A apply to everyone based outside of the United States. The country-specific terms and conditions in Part B apply to everyone based in any of the countries listed in Part B. Capitalized terms not explicitly defined in this Addendum but defined in the Agreement or the Plan will have the same definitions as in the Agreement or the Plan, as applicable.

The information is based on the securities and other laws in effect in the respective countries as of June 2025. Such laws are often complex and change frequently. Therefore, the Participant should not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because such information may be outdated when the Restricted Stock Units vest, when Shares of Common Stock are issued or when the Participant sells any Shares of Common Stock. In addition, the information contained in this Addendum is general in nature and may not apply to the Participant’s particular situation. As a result, the Company cannot assure the Participant of any particular result. The Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, are considered a resident of another country for local law purposes or transfer employment or residency between countries after the Grant Date, the Company will, in its sole discretion, determine the extent to which the terms and conditions included herein will apply to the Participant under such circumstances and the Participant should note that the information contained herein may not apply to the Participant in the same manner.

PART A

1.	Income Tax and Social Insurance Contribution Withholding. This provision replaces Section 5, Income Tax Matters, of the Agreement:

a.

Regardless of any action the Company or the Affiliate or Subsidiary that employs the Participant (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account, fringe benefit tax or other tax-related items resulting from the Units (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Participant also acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, and the subsequent sale of any Shares of Common Stock acquired pursuant to the vesting of the Restricted Stock Units, and (ii) do not commit to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

b.

In connection with any relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company and/or the Employer (i) shall withhold a sufficient number of whole Shares of Common Stock otherwise issuable upon the vesting of the Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld Shares of Common Stock shall be used to settle the withholding obligation), (ii) shall withhold an amount from the Participant’s regular salary and/or wages, or from any other amounts payable to the Participant by the Company or the Employer, or (iii) require the Participant to sell Shares of Common Stock acquired pursuant to the vesting of the Restricted Stock Units to satisfy Participant's Tax Related Items, pursuant to any sell to cover policy. In the event the withholding requirements for Tax-Related Items are not satisfied through the withholding of Shares of Common Stock or through withholding from the Participant’s regular salary and/or wages or other amounts payable to the Participant, no Shares of Common Stock will be issued to the Participant unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Restricted Stock Units.

c.

If the Participant becomes subject to taxation in more than one jurisdiction, the Participant acknowledges and agrees that the Company and the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of the Restricted Stock Units, the Participant expressly consents to the withholding of Shares of Common Stock and/or the withholding of amounts from the Participant’s regular salary and/or wages, or other amounts payable to the Participant, as provided for hereunder. All other Tax-Related Items related to the Restricted Stock Units and any Shares of Common Stock acquired pursuant to the vesting of the Restricted Stock Units are the Participant’s sole responsibility.

2.	Nature of Grant. By accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;

b.

the Plan is operated and the Restricted Stock Units are granted solely by the Company and only the Company is a party to the Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary or Affiliate (including, but not limited to, the Employer);

c.	no Subsidiary or Affiliate (including, but not limited to the Employer) has any obligation to make any payment of any kind under the Agreement;

d.

the grant of Restricted Stock Units is voluntary and does not create any contractual or other right to receive future Restricted Stock Units or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

e.	all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

f.	the Participant is voluntarily participating in the Plan;

g.	the Restricted Stock Units and any Shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

h.

the Restricted Stock Units and any Shares of Common Stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment and the Participant’s employment contract, if any;

i.

the Restricted Stock Units and any Shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;

j.

the future value of the underlying Shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of such Shares of Common Stock issued under the Plan may increase or decrease in the future;

k.

no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

l.

except as provided in Section 3(c), on the date of termination of the Participant’s employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), the Participant’s right to continue vesting in the Restricted Stock Units, if any, will terminate (for purposes of the foregoing, the Committee shall have exclusive discretion to determine the effective date the Participant is no longer employed); and

m.

neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Shares of Common Stock or any amounts due pursuant to the issuance of Shares of Common Stock, or the subsequent sale of any Shares of Common Stock acquired under the Plan.

3.	Data Privacy.

a.

Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

b.

Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc., Inc. and its affiliated companies (“Schwab”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant acknowledges and understands that Schwab will open an account for the Participant to receive and trade Shares of Common Stock acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the Participant’s ability to participate in the Plan.

c.

International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. In the absence of appropriate safeguards, such as standard data protection clauses, the processing of the Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, the Participant might not have enforceable rights regarding the processing of the Participant’s Data in such countries. The Company’s legal basis, where required, for the transfer of Data is Participant's consent.

d.

Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

e.

Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

f.

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Restricted Stock Units or other awards to the Participant or administer or maintain such awards.

By accepting the Restricted Stock Units and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not evidence an adequate level of protection from a non-U.S data protection law perspective, for the purposes described above.

4.

Language. If the Participant received the Agreement, the Plan or any other document related to the Restricted Stock Units translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

5.

Foreign Asset/Account Reporting; Exchange Controls. The Participant may be subject to certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to hold Shares of Common Stock or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares of Common Stock). The Participant may be required to report foreign brokerage or bank accounts, assets or transactions to the tax or other authorities in the Participant’s country of employment (and country of residence, if different). The Participant acknowledges that it is the Participant’s personal responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.

6.

Repatriation and Compliance with Local Laws. If the Participant resides or is employed outside of the United States, the Participant expressly agrees, as a condition to the Participant’s participation in the Plan, to repatriate all payments attributable to the Shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares of Common Stock acquired under the Plan) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company or the Employer as may be required to allow the Company or the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

7.

Insider Trading Restrictions / Market Abuse Laws. By accepting the grant of Restricted Stock Units, the Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s trading in company securities policy as may be in effect from time to time. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares of Common Stock are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares of Common Stock, rights to Shares of Common Stock (e.g., Restricted Stock Units) or rights linked to the value of Shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

8.

Other Requirements. The Committee reserves the right to impose other requirements on the Participant’s participation in the Plan, any Shares of Common Stock acquired pursuant to the Plan and the Participant’s participation in the Plan to the extent the Committee determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws, rules and regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.

Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other participant.

10.

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or any electronic system established and maintained by the Company or a third party designated by the Company.

PART B

[Omitted.]